EXHIBIT 2

                       FIRST AMENDMENT TO
                    ASSET PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of September 26, 1994, is by and among LIN Broadcasting Corporation, a Delaware corporation ("Parent"), LIN Television Corporation, a Delaware corporation ("Acquiror"), Cook Inlet Communications, Inc., an Alaska corporation ("Stockholder"), and Cook Inlet Communications Corp., a Delaware corporation ("Station").

                            RECITALS
     Parent, Acquiror, Stockholder and Station have entered into that certain Asset Purchase Agreement, dated as of June 7, 1994 (the "Agreement"), and now desire to amend the Agreement.

                            AGREEMENT
     In consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:
     1. The definition of "Acquiror Disclosure Document" in Section 1.1 of the Agreement is amended to delete the parenthetical language.
     2. The definition of "Form S-4" in Section 1.1 of the Agreement is amended to delete such definition in its entirety.
     3. Section 6.2.5 of the Agreement is amended to delete such section in its entirety; Sections 6.2.6 through 6.2.9 of the Agreement are renumbered accordingly; and the cross-reference in the last sentence of Section 6.2.9 of the Agreement is amended to substitute "6.2.8" in lieu of "6.2.9."
     4. Section 7.3.3 of the Agreement is amended to delete such section in its entirety, and Sections 7.3.4 through 7.3.6 of the Agreement are renumbered accordingly.
     5. Exhibit A to the Agreement is amended in its entirety to read as set forth in Exhibit A attached hereto.
     6. Exhibit B to the Agreement is amended in its entirety to read as set forth in Exhibit B attached hereto.
     7. Except as expressly modified herein, each provision of the Agreement remains in full force and effect and is in no way amended, affected, impaired or invalidated hereby, and the rights and obligations of the parties hereto under the Agreement as modified herein are hereby ratified and confirmed.
     8. All references in the Agreement to "this Agreement" shall mean the Agreement as modified by this Amendment.
     9. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such state by citizens of such state.
     10. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have entered into and signed this
Amendment as of the date and year first above written.

LIN BROADCASTING CORPORATION
By   /s/ Roberta R. Katz
Its Senior Vice President


LIN TELEVISION CORPORATION
By   /s/ Roberta R. Katz
Its Secretary


COOK INLET COMMUNICATIONS, INC.
By   /s/ Mark D. Adolph
Its Vice President


COOK INLET COMMUNICATIONS CORP.
By   /s/ Mark D. Adolph
Its Vice President